CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in Post-Effective Amendment No. 59 to the Registration Statement on Form N-1A (File No. 33-8982) of our report dated November 19, 1999 relating to the financial statements and financial highlights appearing in the October 31 Annual Report to the Shareholders of the Gradison Government Reserves Fund and our reports dated December 16, 1999, relating to the financial statements and financial highlights appearing in the October 31, 1999 Annual Reports to Shareholders of The Victory Portfolios (comprising, Institutional Money Market Fund, Federal Money Market Fund, U.S. Government Obligations Fund, Prime Obligations Fund, Financial Reserves Fund, Tax-Free Money Market Fund, Ohio Municipal Money Market Fund, Limited Term Income Fund, Intermediate Income Fund, Fund For Income, Government Mortgage Fund, Investment Quality Bond Fund, National Municipal Bond Fund, New York Tax-Free Fund, Ohio Municipal Bond Fund, Balanced Fund, Convertible Securities Fund, Real Estate Investment Fund, Value Fund, Lakefront Fund, Established Value Fund, Diversified Stock Fund, Stock Index Fund, Growth Fund, Special Value Fund, Ohio Regional Stock Fund, Small Company Opportunity Fund, International Growth Fund, LifeChoice Conservative Investor Fund, LifeChoice Moderate Investor Fund, and LifeChoice Growth Investor Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" in the Prospectuses and "Financial Statements" and "Independent Accountants" in the Statement of Additional Information.



/s/  PricewaterhouseCoopers LLP

Columbus, Ohio
February 28, 2000